PRUDENTIAL PREMIER® RETIREMENT VARIABLE ANNUITIES
(Offering Highest Daily Lifetime Income v3.0 and Legacy Protection Plus)

PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT
Supplement dated February 13, 2018
to Prospectuses dated May 1, 2017
This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the variable annuity you own and is not intended to be a prospectus or offer for any other variable annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectus and Statement of Additional Information. Please check your Annuity Prospectus to determine which of the following changes affect the Annuity that you own. If you would like another copy of the current Annuity Prospectus, please call us at 1-888-PRU-2888.
The Expense Examples in the section of the prospectus captioned “Expense Examples” are replaced with the following for the B Series with the Optional Death Benefit and the C Series with the Optional Death Benefit:

	B SERIES WITH THE OPTIONAL DEATH BENEFIT
	Assuming Maximum Fees and Expenses of any of the Portfolios Available				Assuming Minimum Fees and Expenses of any of the Portfolios Available
	1 Year	3 Years	5 Years	10 Years	1 Year	3 Years	5 Years	10 Years
If you surrender your annuity at the end of the applicable time period:	$1,216	$2,176	$3,172	$5,547	$1,107	$1,859	$2,657	$4,601
If you annuitize your annuity at the end of the applicable time period: [1]	$516	$1,576	$2,672	$5,547	$407	$1,259	$2,157	$4,601
If you do not surrender your annuity:	$516	$1,576	$2,672	$5,547	$407	$1,259	$2,157	$4,601
1 Your ability to annuitize in the first 3 Annuity Years may be limited.

	C SERIES WITH THE OPTIONAL DEATH BENEFIT
	Assuming Maximum Fees and Expenses of any of the Portfolios Available				Assuming Minimum Fees and Expenses of any of the Portfolios Available
	1 Year	3 Years	5 Years	10 Years	1 Year	3 Years	5 Years	10 Years
If you surrender your annuity at the end of the applicable time period:	$566	$1,721	$2,902	$5,904	$458	$1,408	$2,401	$5,006
If you annuitize your annuity at the end of the applicable time period: [1]	$566	$1,721	$2,902	$5,904	$458	$1,408	$2,401	$5,006
If you do not surrender your annuity:	$566	$1,721	$2,902	$5,904	$458	$1,408	$2,401	$5,006
1 Your ability to annuitize in the first 3 Annuity Years may be limited.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE

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